AGREEMENT

1. R&F ADVISORS (RF), with its principal place of business in Phoenix, AZ, is an advisory group consisting of Gerald Flanagan and Carol Ranno. It is engaged in the business of advising and assisting companies as well as arranging financing. The financing may be in the form of loans, merger, an equity investment by one or more investors, or other transactions wherein the company receives funding through a combination of the above ACCORD ADVANCED TECHNOLOGIES, INC. (AVTI), with its principal place of business in Tempe, AZ, desires to retain RF as its Advisor to assist in Mergers and Acquisitions, Business Planning, Due Diligence Strategic Plan and to arrange financing to meet present and future needs. The primary capital raise is to secure a $6 million private placement to be used for the continuous expansion and operation of the subsidiary company Accord SEG.

2. RF agrees to respect the confidentiality of all financial, operational, and product information which it may receive from time to time from AVTI, and agrees not to disseminate any such information to any candidate without securing the prior written consent of AVTI and without securing the prior written agreement of confidentiality, if needed, from a designated candidate. RF will, on a monthly basis, advise AVTI as to the name and progress on each funding candidate.

3. This Agreement shall remain in effect from the date of execution for a period of six months unless canceled by either party with 30 days written notice. Upon the termination of this Agreement. RF agrees to provide AVTI a list of all parties contacted on behalf of AVTI by RF and the status of any negotiations, which may have commenced. RF shall continue to assist AVTI in the negotiation and completion of any pending transaction begun during the term of this Agreement and shall receive the full success fee as hereinafter set forth.

4. Should, within a period of twelve months, subsequent to the termination of this Agreement, AVTI completes a transaction with a party introduced by RF to AVTI a fee of 10% of the total value of the amount raised shall be the maximum amount remitted to RF, or another advisor, or a combination of advisors who assist AVTI to close said transaction with a party introduced by RF.

5. For the purpose of this Agreement, the term "financing" includes, but is not limited to, any loans made to or for the benefit of AVTI or its affiliate, proceeds or consideration paid to or on behalf of or for the benefit of AVTI or its affiliate, for any stock or securities warrants, options or rights to acquire stock or securities or to make loans to or its affiliate, and any other sums of money, proceeds or other consideration paid to or received by or on behalf of or for the benefit of AVTI or its affiliate.

6. RF's fee for services shall be a contingent fee of 10% of the value of the funding for any funding sources introduced to AVTI by RF, payable upon the successful closing of the transaction. The contingent fee will be based upon the total transaction value even if the funding is staggered, which is defined to include cash, notes, cancellation or the express assumption of debt in connection with a purchase of assets, and the then-current US dollar value of any other consideration. The fee shall be paid in cash or a combination of cash and stock as agreed to by RF and shall be paid by AVTI to RF upon receipt of the funding by AVTI. Furthermore, RF shall be granted an Option to purchase a mutually agreed upon number of common shares of AVTI at a price not to exceed the price per share paid by the investor introduced to AVTI by RF.

7. RF, upon request, shall also assist in the arrangement of debt financing, as needed by AVTI. RF shall receive a fee of 3% of any funds received by AVTI, which shall be payable at the time said debt financing is received. A fee of 3% of the total value of the debt amount raised shall be the maximum remitted to RF, or another advisor, or a combination of advisors who assist AVTI to close said transaction with a party introduced by RF.

8. AVTI agrees to indemnify and hold RF and its affiliates harmless from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute whether or not RF is a party to said activity, arising out of RF's entering into or performing services under this Agreement, or arising out of any matter referred to in this Agreement. The indemnity herein set forth SHALL NOT APPLY WHERE A COURT OF COMPETENT JURISDICTION HAS MADE A FINAL DETERMINATION THAT RF ACTED IN A GROSSLY NEGLIGENT MANNER OR ENGAGED IN WILLFUL MISCONDUCT IN THE PERFORMANCE OF ITS SERVICES WHICH GAVE RISE TO THE LOSS, CLAIM, DAMAGE, LIABILITY, COST OR EXPENSE SOUGHT TO BE RECOVERED.

9. Any controversy arising from the terms of this Agreement shall be submitted to and settled by arbitration in accordance with the American Arbitration Association-Commercial Arbitration, which shall be binding and conclusive upon the parties to such arbitration and judgment thereon may be entered in any court of competent jurisdiction.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

IN WITNESS WHEREOF, the parties hereto have executed this agreement, consisting of three pages and ten paragraphs as of the date written below.


Date 3/1/98                                  R&F ADVISORS


                                             By: /s/ Carl P. Ranno
                                                 -------------------------------
                                                 Carl P. Ranno


Date 3/1/98                                  ACCORD ADVANCED TECHNOLOGIES, INC.


                                             By: /s/ Travis Wilson
                                                 -------------------------------
                                                 Travis Wilson, President